FINAL EXECUTION COPY

Amendment NO. 1 TO
LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (this "Amendment") is dated May 31, 2011 and is entered into for good and valuable consideration by and between BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company ("Borrower"), and NATIONAL BANK OF ARIZONA, a national banking association ("Lender").

RECITALS:

A.                 Effective on September 30, 2010, Borrower and Lender entered into that certain Loan and Security Agreement (as amended from time to time, the "Loan Agreement") pursuant to which Lender agreed to make the Loan for the purpose of financing receivables arising from the sale of Timeshare Interests at Bluegreen Wilderness Club at Big Cedar and Long Creek Ranch at Big Cedar (collectively defined in the Loan Agreement as the "Timeshare Projects").

B.                 The Loan Agreement was drafted to permit only a single Advance of the Loan, which Advance, in the principal amount of $20,000,000.00 was made to Borrower on the Effective Date of the Loan Agreement.

C.                 The Loan has been partially repaid such that, as of April 30, 2011, the outstanding principal balance of the Loan was $16,281,120.89.

D.                 Subject to the satisfaction of certain conditions, including the condition that the outstanding principal balance of the Loan not exceed $20,000,000, after taking into account such Advances, Lender has agreed to advance to Borrower additional loan proceeds in a cumulative amount of up to $5,000,000 in exchange for Borrower's pledging to Lender additional Notes Receivable against which such Advances shall be made.

E.                 The parties desire to amend the Loan Agreement, inter alia, (i) to modify certain terms contained therein; (ii) to set forth the terms and conditions under which Lender will make Advances to Borrower of additional Loan proceeds; and (iii) in order to modify the Loan Agreement and other Loan Documents to reflect Lender's making the new Advances of the Loan to Borrower.

NOW THEREFORE, Borrower and Lender agree as follows:

1.                  Recitals, Definitions and Construction.

1.1              Recitals and Definitions. Borrower warrants and represents to Lender that the foregoing Recitals are true and correct. The foregoing Recitals are an integral part of this Agreement and are integrated into this Agreement and made a part hereof. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as set forth in the Loan Agreement, the specific provisions of which are incorporated herein by reference as if fully set forth herein.

1.2              Construction. Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, Subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Amendment unless otherwise specified. Any reference in this Amendment, or any other document or agreement executed in connection herewith, to the Loan Agreement or any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

2.                  Amendments.

2.1                Defined Terms. Section 1.1 of the Loan Agreement is hereby amended to add or amend, as the case may be, the following defined terms, notwithstanding any contrary definitions contained within the Loan Agreement:

"Additional Loan Documents" has the meaning given to it in Section 8.1.1 of the Amendment No. 1.

"Amendment No. 1" means that certain Amendment No. 1 to Loan and Security Agreement between Borrower and Lender, dated as of May 31,  2011.

"Amendment No. 1 Closing" means the date first written above, which is the date of closing the Transaction.

"BVU" has the meaning given to it in Section 2.2.2(iii) of the Amendment No. 1.

"Commissioned Inventory" has the meaning given to it in Section 2.2.2(iii) of the Amendment No. 1.

"Consent Agreement" has the meaning given to it in Section 2.2.2(v) of the Amendment No. 1.

"Florida Attorney General Matter" means all matters pertaining to the communication made by the Florida Attorney General to Guarantor on or about September 29, 2010 and described on Exhibit 2 to the Amendment No. 1, with respect to various consumer complaints made against Guarantor or its Affiliates related to their timeshare sales and marketing operation.

"Loan" means Tranche A and Tranche B, collectively.

"Maturity Date" means, (A) for Tranche A, the first to occur of (i) September 30, 2017 or (ii) the date on which the Loan is required to be repaid pursuant to the terms of this Agreement; and (B) for Tranche B, the first to occur of (i) October 31, 2018 or (ii) the date on which the Loan is required to be repaid pursuant to the terms of this Agreement.

"Maximum Permitted Outstanding Principal Balance" has the meaning given to it in Section 2.7(b) (as amended by Section 2.2.2(ii) of the Amendment No. 1.)

"Released Parties" has the meaning given to it in Section 7.1 of the Amendment No. 1.

"Released Claims" has the meaning given to it in Section 7.1 of the Amendment No. 1.

"Required Payment Date" has the meaning given to it in Section 2.7(b) (as amended by Section 2.2.2(ii) of the Amendment No. 1).

"Sales and Marketing Covenant" has the meaning given to it in Section 2.2.2(iii) of the Amendment No. 1.

"Tangible Net Worth" means, on a consolidated basis for Guarantor and its subsidiaries, at any date, the sum of (a) total shareholders’ equity as reported in the most recent 10-K of Guarantor (including any non-controlling interest) plus (b) Subordinated Indebtedness as reported in the most recent 10-K of Guarantor.

"Tranche" means Tranche A or Tranche B, as the context requires.

"Tranche A" means that portion of the Loan that was advanced by Lender to Borrower on September 30, 2010 in the principal amount of $20,000,000.

"Tranche A Advance" means the advance of the proceeds of the Tranche A portion of Loan made by Lender on September 30, 2010 in the principal amount of $20,000,000.

"Tranche A Portfolio" means those Notes Receivables against which Lender made the Tranche A Advance and any replacement Notes Receivable delivered to Lender in substitution for ineligible Notes Receivable.

"Tranche B" means that portion of the Loan to be advanced from time to time by Lender to Borrower under this Agreement and pursuant to Section 2.2.1 of the Amendment No. 1.

"Tranche B Advance" means an Advance of the proceeds of the Tranche B portion of the Loan by Lender to, or on behalf of, Borrower in accordance with the terms and conditions of this Agreement and the Amendment No. 1.

"Tranche B Advance Period" means the period of time commencing on the date of the Amendment No. 1 Closing and ending on October 31, 2011.

"Tranche B Loan Fee" means a fee equal to one and one half percent (1.5%) of each Tranche B Advance, which is to be paid to Lender concurrently with each such Tranche B Advance or deducted from the applicable Tranche B Advance proceeds.

"Tranche B Portfolio" means those Notes Receivables against which Lender shall make a Tranche B Advance and any replacement Notes Receivable delivered to Lender in substitution for ineligible Notes Receivable.

"Transaction" means the transaction evidenced by the Amendment No. 1.

2.2              Additional Amendments.

2.2.1         Notwithstanding any provision in the Loan Agreement to the contrary and subject to the conditions to making Advances set forth in the Loan Agreement and this Amendment, Lender hereby agrees to advance to Borrower total Loan proceeds not to exceed an outstanding principal balance of $20,000,000. Tranche A (i) constitutes a portion of the Loan and (ii) consists of the single advance of the Loan proceeds made by Lender to Borrower on September 30, 2010. Tranche B (i) constitutes a portion of the Loan and (ii) shall be in an amount not to exceed $5,000,000. Tranche A and Tranche B shall be evidenced by the Note. All Advances of Tranche A and Tranche B shall constitute a single loan. Advances of Tranche B shall be made subject to the same terms and conditions set forth in the Loan Agreement governing Advances (including Section 4.2 thereof), together with the following additional conditions:

(i)          At no time shall (A) the unpaid principal balance of Tranche A plus the unpaid principal balance of Tranche B exceed $20,000,000 or (B) the unpaid principal balance of Tranche B exceed $5,000,000. In the event either of the foregoing limits are exceeded, Borrower shall, within five (5) Business Days following written demand, make payment to Lender in the amount of such excess. Tranche A and Tranche B shall be repaid in immediately available funds according to the terms of the Note and of the Loan Agreement, as amended by this Amendment.

(ii)         Advance of Tranche B shall be made in amounts of not less than $750,000 each (with the exception of the final Advance of Tranche B which may be in an amount less than $750,000) and shall be made no more frequently than once per calendar month. In no event shall any availability or supplementary advances be made against the Tranche B Portfolio (or against the Tranche A Portfolio). For the avoidance of doubt, each of Tranche A and Tranche B are nonrevolving loan facilities.

(iii)       Concurrently with each Tranche B Advance and as a condition to such Advance, Borrower shall pay to Lender the applicable Tranche B Loan Fee with respect to each such Advance or, at Borrower’s election, the Tranche B Loan Fee for a particular Advance shall be deducted from the applicable Tranche B Advance.

(iv)        Borrower shall only be entitled to obtain Tranche B Advances during the Tranche B Advance Period.

(v)        Inasmuch as the Loan is nonrevolving in nature and Borrower has no right to reborrow Loan proceeds that have previously been repaid, new Eligible Notes Receivable must be pledged to Lender in order for Borrower to obtain a Tranche B Advance. The maximum amount of any Tranche B Advance shall equal the aggregate Borrowing Base for all new Eligible Notes Receivable pledged to Lender in consideration for such Tranche B Advance; however, in no event shall such Advance cause the then unpaid principal balance of Tranche A, together with the then outstanding principal balance of Tranche B, to exceed the Maximum Loan Amount. In addition to the other conditions to the making of a Tranche B Advance, Borrower shall have the right to obtain a Tranche B Advance only to the extent that adequate principal reductions have occurred under Tranche A so that when the contemplated Tranche B Advance is added to the then unpaid principal balance of Tranche B, the then combined unpaid principal balance of Tranche A and Tranche B does not exceed the Maximum Loan Amount.

2.2.2        The Loan Agreement shall be further amended as follows:

(i)             The first sentence of Section 2.10 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

"Notwithstanding anything in the Loan Documents to the contrary, the amount of all payments or amounts received by Lender from the Tranche A Portfolio and the Tranche B Portfolio (other than those payments described in Section 3.2(a)(ii)) shall be applied in the following order of priority: (a) to any past due payments of interest on Tranche A or Tranche B and to accrued interest on Tranche A or Tranche B through the date of such payment, including any interest at the Default Rate; (b) to any late fees, examination fees and expenses, collection fees and expenses and any other fees and expenses due to Lender in its capacity as Lockbox Agent or otherwise under the Loan Documents in connection with the Loan; (c) to the unpaid principal balance of Tranche A until the Tranche A principal balance is reduced to zero; and (d) to the unpaid principal balance of Tranche B until the Tranche B principal balance is reduced to zero."

(ii)            Section 2.7(b) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

"(b) Borrowing Base Step-Down; Minimum Amortization. The Borrowing Base shall initially be set at 85% of the unpaid principal balance of Eligible Notes Receivable and shall be reduced annually in accordance with the following schedule:

Time Period	Borrowing Base
09/30/10 – 10/30/11	85%
10/31/11 – 10/30/12	83%
10/31/12 – 10/30/13	78%
10/31/13 – 10/30/14	70%
10/31/14 and thereafter	55%

In no event shall the unpaid principal balance of the Loan exceed the following amounts as of the following required payment dates (each a "Required Payment Date"). Borrower shall make any necessary principal payments to Lender, on or before the applicable Required Payment Date, in order to reduce the unpaid principal balance to the required amount (the "Maximum Permitted Outstanding Principal Balance"), in the event collections from the Receivables Collateral (inclusive of those collections that are to be applied against unpaid principal balance of the Loan on the last day of each calendar month pursuant to Section 2.7(a) hereof) have not been sufficient to reduce the maximum outstanding principal balance of the Loan to the Maximum Permitted Outstanding Principal Balance prior to or on the applicable Required Payment Date. In the event of any conflict or inconsistency between the payment amounts set forth in the table below and the payment amounts as dictated by the "Maturity Date" definition, the payment amount set forth in the table below shall prevail:

Required Payment Date	Maximum Permitted Outstanding Principal Balance
10/31/11	$20,000,000
10/31/12	$15,890,000
10/31/13	$11,960,000
10/31/14	$7,940,000
10/31/15	$3,580,000
10/31/16	$440,000
10/31/17	$250,000
10/31/18	$0

(iii)           With respect to the existing sales and marketing covenant set forth in Section 6.1(o)(i) of the Loan Agreement prior to its amendment by Amendment No. 1 (the "Sales and Marketing Covenant"):

(A)            Borrower has advised Lender that Borrower allows Bluegreen Vacations Unlimited, Inc. ("BVU") to sell BVU's timeshare interest inventory at Borrower's sales sites (the "Commissioned Inventory") for which BVU pays Borrower a sales commission. Such commission currently equals 70% of the adjusted sales price of the Commissioned Inventory.

(B)            The expenses incurred by Borrower in the sale of Commissioned Inventory are "expenses arising in connection with the sale of Timeshare Interests" as referenced in the Sales and Marketing Covenant. However, the "net sale price of Timeshare Interests" as referenced in the Sales and Marketing Covenant does not reflect the net sales from the sale of the Commissioned Inventory. As a result, when calculating compliance with the Sales and Marketing Covenant for a particular period, the "net sales price of Timeshare Interests" shall be increased by the quotient obtained when the commission income earned by Borrower from the sale of the Commissioned Inventory for that period is divided by the commission percentage, as demonstrated by the following formula. For purposes of the formula below, the following assumptions shall be used:

(i)                 A shall mean the "expenses arising in connection with the sale of Timeshare Interests";

(ii)               B shall mean the "net sale price of Timeshare Interests" before taking into account the sale of Commissioned Inventory;

(iii)             C shall mean the commission income earned by Borrower from the sale of Commissioned Inventory;

(iv)             the commission percentage equals 70%.

                         A             =      Sales and Marketing

                   B + (C/.70)            Covenant Percentage

(C)            The compliance certificate provided by Borrower showing, among other things, the calculation of the sales and marketing covenant, shall specifically show the increase to "net sales price of Timeshare Interests" resulting from the sale of the Commissioned Inventory.

(iv)           Section 6.1(o)(iii) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

"(iii) cause Guarantor to maintain a Tangible Net Worth of not less than $322,473,750 which covenant shall (A) be tested as of the last day of the calendar quarter immediately prior to the Amendment No. 1 Closing and thereafter annually as of the end of each fiscal year of Guarantor; and (B) increase annually, commencing April 1, 2012 and continuing on April 1 of each calendar year thereafter, by 25% of Guarantor's net income, including any net income (loss) attributable to the non-controlling interest, from the Guarantor’s prior fiscal year (the "Measuring Period"). Guarantor's Tangible Net Worth as of December 31, 2010, was $429,965,000."

For the avoidance of doubt, in no event shall the foregoing Tangible Net Worth covenant of Guarantor as set forth in clause (iii) be decreased in the event Guarantor incurs a net loss in any Measuring Period.

(v)            With respect to the Florida Attorney General Matter:

(A)              Pursuant to the disclosure attached to this Amendment as Exhibit 2, the Florida Attorney General has requested that Guarantor enter into a written agreement (the "Consent Agreement") under which the parties shall establish a process and timeframe for determining consumer eligibility for relief. Guarantor, by execution below, hereby agrees to abide by the Consent Agreement in all respects and upon the written request of Lender, agrees to update Lender concerning the status of such compliance; and

(B)              A subsection (k) shall be added to Section 7.1 (Events of Default) of the Loan Agreement reading as follows:

"(k) Governmental Actions. In the event, in the case of the following clause (i), the Florida Attorney General or, in the case of the following clause (ii), the Florida Attorney General or any other attorney general or other governmental authority provides written notice to Guarantor that Guarantor is in breach of the terms of (i) the Consent Agreement or (ii) any final and binding order from or written agreement with the Florida Attorney General or such other attorney general or other governmental authority which requires that Guarantor address or resolve consumer complaints, and, in either circumstance described in the foregoing clause (i) or clause (ii), Guarantor fails to cure such breach within thirty (30) days of receiving such written notice unless Guarantor is, in good faith, pursuing permissible judicial or other recourse for the purpose of contesting any such written notice, but only for so long as any such proceeding continues and provided that such judicial or other recourse stays the effectiveness of such order or agreement."

(vi)          Exhibit L (Litigation Summary) attached to the Loan Agreement shall be amended and restated in its entirety to be in the form of Exhibit L attached to this Amendment.

2.3                Other Provisions.

2.3.1           Other than with respect to the difference in maturity dates between Tranche A and Tranche B, Tranche A and Tranche B shall be deemed one single loan and the Borrowing Base for each of Tranche A and Tranche B shall be aggregated for purposes of determining the existence of a Borrowing Base Shortfall.

2.3.2            For the avoidance of doubt, in no event shall the making of this Amendment modify the definition of Eligible Notes Receivable (it being acknowledged that Tranche B Advances shall be made only against Eligible Notes Receivable, as defined in the Loan Agreement). In addition, since Tranche A and Tranche B are one loan, the Tranche A Portfolio shall secure the prompt payment and performance of both Tranche A and Tranche B. Likewise, the Tranche B Portfolio shall secure the prompt payment and performance of both Tranche B and Tranche A.

3.                  Document Reference. All references to the Loan Agreement in the Loan Documents and to "this Agreement", "herein", "hereof", "hereto", and "hereunder" in the Loan Agreement, are hereby amended to refer to the Loan Agreement, as amended by this Amendment.

4.                  Fees and Expenses. In consideration of Lender's agreements contained herein, Borrower shall pay to Lender the applicable Tranche B Loan Fee concurrently with each Tranche B Advance or, at Borrower’s election, the Tranche B Loan Fee for a particular Advance shall be deducted from the applicable Tranche B Advance. Borrower acknowledges that the portion of the Tranche B Loan Fee due and payable by Borrower has been fully earned by Lender in consideration of the agreements of Lender contained herein. Regardless of whether (i) Borrower's right to obtain the Tranche B Advances has terminated prior to the end of the Tranche B Advance Period or (ii) Borrower repays or is required to repay the Loan prior to the end of the Maturity Date, Borrower will not be entitled to any refund of the Tranche B Loan Fee due and payable by Borrower. Borrower shall also pay to Lender on demand all reasonable attorneys' fees and costs, recording and other fees, title insurance fees, and any other reasonable costs and expenses incurred by Lender in connection with this Amendment. Borrower has been advised by Lender that Ward Financial is the only broker who has acted on Lender’s behalf in connection with the negotiation of this Amendment and the consummation of the transactions contemplated hereby. Lender agrees to pay Ward Financial as its sole broker a commission in the amount of one-half of one percent (.5%) of each Tranche B Advance provided that Borrower has paid to Lender the entire Tranche B Loan Fee in connection with such Advance or the required Tranche B Loan Fee has been deducted from the applicable Tranche B Advance. Borrower agrees to indemnify Lender for any additional compensation in excess of the above referenced commission due from Lender to Ward Financial as a result of the acts of Borrower and any additional compensation due to any other Person claiming any commission or finder's fee or other compensation as a result of any actions by such Person for or on behalf of Borrower.

5.                  Confirmation of Representations and Warranties. Borrower hereby reaffirms, as if made as of the date of the Amendment No. 1 Closing, all of its respective representations and warranties contained in the Loan Documents (except to the extent such representations and warranties specifically related to an earlier date in which case Borrower hereby reaffirms such representations and warranties as of such earlier date). Borrower furthermore reaffirms the validity, enforceability and legality of the Loan Documents, and all provisions of the Loan Documents, as modified, are hereby confirmed and ratified. Without limiting the generality of the foregoing, Borrower hereby reaffirms the validity and enforceability of the security interests granted to Lender in the Collateral. Borrower confirms that such security interests will continue to secure the timely and faithful performance of all Obligations under the Loan Documents including, without limitation, the obligation to repay in full Tranche A and Tranche B, together with interest on both of the foregoing, and all other obligations owed by Borrower to Lender under the Loan Documents from time to time. In the event of a conflict or inconsistency between the provisions of the Loan Documents and the provisions of this Amendment, the provisions of this Amendment will prevail. All terms, conditions and provisions of the Loan Documents are continued in full force and effect and will remain unaffected and unchanged except as specifically amended or modified hereby.

6.                  General Acknowledgments. Borrower hereby acknowledges and agrees as follows as of the date of Amendment No. 1 Closing:

6.1                Neither this Amendment nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Loan Documents or any rights or obligations thereunder, or a waiver by Lender of any of its rights under the Loan Documents, at law or in equity.

6.2                Neither this Amendment nor any other agreement executed in connection herewith or pursuant to the terms hereof, nor any actions taken pursuant to this Amendment or such other agreement shall be deemed to be a waiver by Lender of any Incipient Defaults or Events of Default under and as defined in the Loan Agreement or of any rights or remedies in connection therewith or with respect thereto, it being the intention of the parties hereto that the obligations of Borrower with respect to the Loan Documents are and shall remain in full force and effect and that this Amendment shall not be deemed to waive any rights or remedies of Lender.

6.3                If at any time any payment or payments made by Borrower or any other Person on any part of the Obligations are subsequently invalidated, declared to be fraudulent or preferential, and are set aside or are required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, such Obligations intended to be satisfied shall be revived and continued in full force and effect as if such payment or payments had not been made.

6.4               Borrower has no defense, set-off, counterclaim or challenge against the Obligations or the payment of any sums owing under the Loan Documents, or the enforcement of any of the terms or conditions thereof.

7.                  Release and Indemnification. In order to induce Lender to enter into this Amendment, Borrower hereby agrees as follows:

7.1              Release. Borrower hereby fully, finally and forever acquits, quitclaims, releases and discharges Lender and its officers, directors, employees, agents attorneys, successors and assigns (the "Released Parties") of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, deficiencies or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Borrower, at law or in equity, known or unknown, contingent or otherwise, whether asserted or unasserted, whether statutory, in contract or in tort, as well as any other kind or character of action existing on or before the date of this Amendment and held, owned or possessed (whether directly or indirectly) by Borrower on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of this Amendment, the Loan Documents or any other documents or agreements executed in connection therewith, (ii) the administration of the Loan Documents, (iii) the enforcement, protection or preservation of Lender's rights under the Loan Documents, or any other documents or agreements executed in connection therewith, or (iv) any action or inaction by Lender in connection with any such documents, instruments and agreements (all of the above being referred to herein as the "Released Claims"). Notwithstanding the foregoing, the Released Claims do not include any claims for future performance of express contractual obligations that mature after the Amendment No. 1 Closing that are owing to the Borrower by any of the Released Parties.

Borrower acknowledges that the foregoing is intended to be a general release with respect to the matters described therein. Borrower expressly acknowledges and agrees that the waivers and releases contained in this Amendment shall not be considered as an admission of and/or the existence of any claims of Borrower against any Released Party.

7.2              Covenant Not to Litigate. In addition to the release contained above, and not in limitation thereof, Borrower does hereby agree that it will never prosecute, nor voluntarily aid in the prosecution of, any action or proceeding relating to the Released Claims, whether by claim, counterclaim or otherwise.

7.3              Transfer of Claims. If, and to the extent that, any of the Released Claims are, for any reason whatsoever, not fully, finally and forever released and discharged pursuant to the terms above, Borrower does hereby absolutely and unconditionally grant, sell, bargain, transfer, assign and convey to Lender all of the Released Claims and any proceeds, settlements and distributions relating thereto.

7.4              Indemnification. Borrower expressly agrees to indemnify and hold harmless the Released Parties of and from any and all obligations, losses, claims, damages, liabilities, demands, debts, liens, costs and expenses that may be asserted against any Released Party by, or may arise out of, directly or indirectly, proximately or remotely, any investigation, litigation, or other proceedings initiated, undertaken or joined in by Borrower or any other third party (including, without limitation, any employee, agent, personal representative, heir, executor, successor or assign of Borrower) pursuant to any Released Claims; provided, however, that the Borrower shall not have any obligation to indemnify or hold harmless any Released Party with respect to any obligations, losses, claims, damages, liabilities, demands, debts, liens, costs or expenses (a) caused by the gross negligence or willful misconduct of any such Released Party; or (b) relating to any or all brokers' commissions or finders' fees or other costs of similar type paid or payable to Ward Financial.

8.                  Conditions Precedent. The amendments and modifications to the Loan Agreement contained herein and Lender's obligations in this regard are subject to the following expressed conditions precedent:

8.1                Borrower and Guarantor shall have delivered, or shall have caused to be delivered, all in a form, manner and substance satisfactory to Lender and to Lender's counsel, the following documents and such other documents as Lender may require:

8.1.1        The following documents (the documents described in Sections (i), (ii) and (iii) below are referred to herein collectively as the "Additional Loan Documents):"

(i)          This Amendment;

(ii)         A Guarantor Consent and Ratification and Confirmation of Full Guaranty executed by Guarantor;

(iii)        A Ratification and Confirmation of Affiliate Subordination Agreement executed by each Subordinator;

(iv)        A schedule of Notes Receivable being assigned to Lender in consideration for any Tranche B Advance being made as of the Amendment No. 1 Closing;

(v)         Those documents and items of due diligence listed on the Closing Checklist attached hereto as Exhibit 1; and

(vi)        Such other documents and instruments reasonably requested by Lender in connection with this Amendment.

8.1.2        Evidence that upon the Amendment No. 1 Closing, Borrower shall have good and marketable title to any Notes Receivable being assigned to Lender in consideration for a Tranche B Advance being made as of the Amendment No. 1 Closing.

8.1.3        Such documents as Lender shall require to establish the proper good standing of Borrower and Guarantor, the authority of Borrower and Guarantor to execute the Additional Loan Documents, and evidence that Borrower and Guarantor have obtained all approvals and consents which are necessary to enable it to execute the Additional Loan Documents and consummate the Transaction.

8.1.4        A schedule of additional Indebtedness incurred by Borrower since the closing of the Loan, together with a description of the collateral of Borrower pledged to secure such Indebtedness. The most current financial statements of Borrower shall satisfy this condition.

8.1.5        A favorable legal opinion of counsel for Borrower and Guarantor, which counsel must be acceptable to Lender, dated as of the day of Amendment No. 1 Closing.

8.1.6        Evidence satisfactory to Lender that, as of Amendment No. 1 Closing, there has been no material adverse change in the financial condition of Borrower, Guarantor or the Timeshare Projects from the financial statements and other documents most recently submitted to Lender prior to the date of Amendment No. 1 Closing. Furthermore, there shall exist no Event of Default or Incipient Default under the Loan Agreement or other Loan Documents.

8.2                Borrower shall have paid all third-party expenses (including, without limitation, Lender's outside counsel's reasonable fees and out-of-pocket costs, Lender's out-of-pocket costs, reasonable costs related to the examination of title, search costs, recordation fees for the documentation relating to Lender's liens, survey fees, and travel expenses).

8.3                There shall not have occurred any determination by Lender that Borrower or Guarantor has failed to disclose any material adverse fact or misrepresented any material fact reasonably relied upon by Lender in entering into the Transaction.

9.                  Representations and Warranties. Borrower represents and warrants that as of the Amendment No. 1 Closing:

9.1                There exists no Event of Default or Incipient Default.

9.2               All financial statements and other information delivered to Lender by or on behalf of Borrower and Guarantor in connection with this Amendment were true, correct and complete as of the respective dates thereof and the date hereof, and Borrower's and Guarantor's financial condition have not materially altered as of the date of this Amendment from that presented by the latest such financial statements and other information provided to Lender.

9.3                Neither Borrower nor Guarantor are the subject of a pending bankruptcy proceeding, and neither Borrower nor Guarantor, respectively, has received any written notice of any threatened bankruptcy proceeding against them, nor are either of Borrower or Guarantor contemplating filing such a proceeding.

9.4               This Amendment and the documents and instruments executed in connection herewith have been authorized by all necessary action and, when executed, will be the legal, valid and binding obligations of the Borrower and Guarantor, enforceable against the Borrower and Guarantor in accordance their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

9.5                Borrower's and Guarantor's execution, delivery and performance of this Amendment and the Additional Loan Documents does not and will not (i) violate any law, rule, regulation or court order to which Borrower or Guarantor is subject; (ii) conflict with or result in a breach of Borrower's or Guarantor's organizational documents or any agreement or instrument to which Borrower or Guarantor is a party or by which it or its properties are bound, or (iii) result in the creation or imposition of any lien, security interest or encumbrance on any property of Borrower or Guarantor, whether now owned or hereafter acquired, other than liens in favor of Lender.

9.6                Borrower acknowledges that it and Guarantor have had the opportunity to consult with counsel and with such other experts and advisors as they have deemed necessary in connection with the negotiation, execution and delivery of this Amendment. This Amendment shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Amendment or any part hereof to be drafted.

9.7                 Except as to the Florida Attorney General Matter, to the best of Borrower's knowledge, after due inquiry, no complaints or legal investigations or legal proceedings initiated by any State Attorneys' General offices in the United States or other state agencies in the United States through which Borrower or Guarantor are registered to conduct timeshare sales are presently pending against Borrower or any of its Affiliates, including Guarantor.

10.                 Miscellaneous.

10.1             Borrower will execute and deliver such further instruments and do such things as in the judgment of Lender are reasonably necessary or desirable to effect the intent of this Amendment and to secure to Lender the benefits of all rights and remedies conferred upon Lender by the terms of this Amendment and any other documents executed by Borrower in connection herewith.

10.2              If any provision of this Amendment is held to be invalid, illegal or unenforceable under present or future laws effective while this Amendment is in effect (all of which invalidating laws are waived to the fullest extent possible), the legality, validity and enforceability of the remaining provisions of this Amendment shall not in any way be affected or impaired thereby. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Amendment, a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid and unenforceable provision as may be possible.

10.3             THIS AMENDMENT AND THE ADDITIONAL LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.

10.4             This Amendment represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements and representations among Lender, Guarantor and Borrower concerning the subject matter hereof. Delivery of an executed counterpart of this Amendment electronically or by telecopy is equally effective as delivery of a manually executed counterpart of this Amendment. This Amendment may be executed in any number of separate counterparts, each of which when taken together will constitute one and the same instrument notwithstanding the fact that all parties have not signed the same counterpart.

10.5             Any section or paragraph, title or caption contained in this Amendment is for convenience only and shall not be deemed part of this Amendment. As used in this Amendment, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so allows.

[Signature Pages Follow]

SIGNATURE PAGES TO

Amendment NO. 1 TO LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

BORROWER: BLUEGREEN/BIG CEDAR VACATIONS, LLC, a Delaware limited liability company By: _________________________ Name: Anthony M. Puleo Title: Vice President and Treasurer

SIGNATURE PAGES TO

Amendment NO. 1 TO LOAN AND SECURITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or have caused the same to be executed by their duly authorized representatives, and delivered, as of the date first above written.

LENDER: NATIONAL BANK OF ARIZONA, a national banking association By: ________________________________ Name: ______________________________ Title: _______________________________

CONSENT AND AGREEMENT

The undersigned Guarantor hereby agrees to be bound by the provisions of subsection 2.2.2(v)(A) of the foregoing Amendment No. 1 and hereby consents to the foregoing Amendment No. 1 to Loan and Security Agreement and recognizes and acknowledges the terms, covenants, conditions and provisions thereof.

BLUEGREEN CORPORATION, a Massachusetts corporation By: _______________________________ Name: Anthony M. Puleo Title: Senior Vice President, CFO and Treasurer

EXHIBIT 1

Closing checklist

NBA / BLUEGREEN/BIG CEDAR VACATIONS, LLC

CLOSING CHECKLIST

Amendment No. 1 to Loan and Security Agreement

Updated June 1, 2011

	Resp.	Done	I. Receivables Documents	STATUS
1.	G &B		Amendment No. 1 to Loan and Security Agreement	Approved
	G &B	√	Exhibit 1: Closing Checklist	Attached
	BC	√	Exhibit 2: Florida Attorney General Matter	Attached
	BC	√	Exhibit L: Updated Litigation Schedule	Attached
2.	G &B		Guarantor Consent and Ratification and Confirmation of Full Guaranty	Approved
	BC	√	Exhibit A: Pending Litigation	Attached
3.	G &B		Ratification and Confirmation of Subordination Agreement	Approved
4.	B		Schedule of initial Tranche B Notes Receivable
5.	G &B	√	UCC Financing Statement Amendment (if necessary)	N/A
6.	●	●	Secretary's Certificates (incl. Resolutions/Incumbency)	●
	BC		a. Bluegreen/Big Cedar Vacations, LLC	Approved form
	BC		b. Big Cedar, L.L.C.	Approved form
	BC		c. Bluegreen Corporation	Approved form
	BC		d. Bluegreen Vacations Unlimited, Inc.	Approved form
7.	NBA/B		Closing Statement
8.	B		Borrowing Base Certificate and Trial Balance Reconciliation
9.	BC	●	Opinion of Borrower's and Guarantor's Counsel	●
			a. Corporate Opinion	Comments given
		√	b. Local Opinion	N/A

________________________________

G&B Gammage & Burnham

B Borrower (Bluegreen/Big Cedar Vacations, LLC)

BC Borrower's Counsel (Weinstock & Scavo)

NBA National Bank of Arizona

G Guarantor (Bluegreen Corporation)

RTA Resort Title Agency, Inc.

USB US Bank

	Resp.	Done	I. Receivables Documents	STATUS
10.	BC		Collateral Assignment of Notes Receivable and Deeds of Trust (Big Cedar)	(same format as original funding)
11.	BC		Collateral Assignment of Notes Receivable and Deeds of Trust (Long Creek)	(same format as original funding)
12.	BC		Request for Loan Advance	(same format as original funding)
13.	B		Trial Balance
14.	B		Delivery to Custodian of Collateral Package Items
15.	USB		Certification of Custodian	w/in 5 bus. days after USB's receipt of Collateral Package Items
16.	RTA		Confirmation Recording
17.	B		Delivery to Custodian of Title Policies	Post-closing
18.	FATCO	√	Closing Protection Letter	Approved

	Resp.	Done	II. Receivables Due Diligence	STATUS
1.	●	●	Certificate of Good Standing:	●
	BC	√	a. Bluegreen/Big Cedar Vacations, LLC (DE)	Dated 5/25/11. Approved.
	BC	√	b. Bluegreen Corporation (MA)	Dated 5/24/11. Approved.
	BC	√	c. Big Cedar, L.L.C. (MO)	Dated 5/25/11. Approved.
	BC	√	d. Bluegreen Vacations Unlimited, Inc. (FL)	Dated 5/25/11. Approved.
2.	●	●	Certificates of Good Standing for States where qualified:	●
	BC	√	(i) Bluegreen/Big Cedar Vacations, LLC (qualified in Missouri)	Dated 5/25/11. Approved.
	BC	√	(ii) Bluegreen Corporation (qualified in Florida and Missouri)	Dated 5/25/11 (FL). Approved. Dated 5/25/11 (MO). Approved.
	BC	√	(iii) Bluegreen Vacations Unlimited, Inc. (qualified in Missouri)	Dated 5/25/11. Approved.
3.	bc		Pro Forma Title Insurance Policy (for Tranche B intervals) (may be satisfied by existing policies and date-down endorsements)
4.	BC	√	Schedule of additional Indebtedness and pledged collateral (see Amendment No. 1, § 8.1.4)	Approved
5.	●	●	Operating Agreements/Bylaws	●
	BC	√	a. Bluegreen/Big Cedar Vacations, LLC	Received Amendment No. 1 to A&R Operating Agreement (new since prior transaction) and A&R Operating Agreement. Approved.
	BC	√	b. Bluegreen Corporation	Received Second Amendment to A&R Bylaws (new since prior transaction), First Amendment to A&R Bylaws, and A&R Bylaws. Approved.
	BC	√	c. Big Cedar, L.L.C.	Received Second A&R Operating Agreement. (No amendments since initial Closing.) Approved.
	BC	√	d. Bluegreen Vacations Unlimited, Inc.	Received A&R Bylaws. (No amendments since initial Closing.) Approved.

	Resp.	Done	II. Receivables Due Diligence	STATUS
6.	●	●	Certified Articles of Organization/Incorporation	●
	BC	√	a. Bluegreen/Big Cedar Vacations, LLC	Dated 3/18/11. Approved.
	BC	√	b. Bluegreen Corporation	Dated 3/10/11. Approved.
	BC	√	c. Big Cedar, L.L.C.	Dated 3/18/2011. Approved.
	BC	√	d. Bluegreen Vacations Unlimited, Inc.	Dated 3/21/11. Approved.
7.	●	●	UCC's re Additional Debt of Borrower	●
		√	a. Quorum Federal Credit Union to BBCV Receivables-Q 2010 LLC, File No. 201012248410738, NY Dept. of State	Approved
		√	b. Bluegreen/Big Cedar Vacations, LLC to BBCV Receivables-Q 2010 LLC, File No. 2011 0264484, Delaware SOS	Approved
		√	c. BBCV Receivables-Q 2010 LLC to Quorum Federal Credit Union, File No. 2011 0264369, Delaware SOS	Approved
8.	B	√	Memo from Bluegreen re Quorum Federal Credit Union	Approved
9	B	√	UCC's and Mortgages re the Paradise Point transaction	Approved

EXHIBIT 2

Florida Attorney General Matter

The Office of the Attorney General for the State of Florida (the "AGSF") has advised Guarantor that it has accumulated a number of consumer complaints since 2005 against Guarantor and/or its affiliates related to its timeshare sales and marketing, and has requested that Guarantor respond on a collective basis as to how it had or would resolve the complaints. Guarantor has determined that many of these complaints were previously addressed and/or resolved by Guarantor. The AGSF has also requested that Guarantor enter into a written agreement in which the parties establish a process and timeframe for determining consumer eligibility for relief (including where applicable monetary restitution, if any). Guarantor does not believe this matter will have a material effect on Guarantor's results of operations, financial condition or its sales and marketing activities in Florida.

EXHIBIT L

Updated Litigation Schedule

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. Bluegreen believes the attempt to impose such a tax is contrary to Tennessee law, and has vigorously opposed, and intends to continue to vigorously oppose, such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference. On May 31, 2011, Bluegreen Vacations received a letter dated May 25, 2011 from the State of Tennessee, Department of Revenue in response to the informal conference (the “Letter”). The Letter states that the sales tax portion of the assessment is upheld. The Letter further states that it is in response to the facts and circumstances that were presented and is not intended as a statement of policy of the State of Tennessee, Department of Revenue. Bluegreen intends to vigorously contest the findings of the Letter. While the timeshare industry has been successful in challenging the imposition of sales taxes on the use of accommodations by timeshare owners, there is no assurance that Bluegreen will be successful in contesting the current assessment.

In 2006, an interpleader action was brought against Bluegreen Vacations seeking a determination as to whether Bluegreen Vacations, as purchaser, or the plaintiffs, as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Both Bluegreen Vacations and the seller brought cross-claims for breach of the underlying purchase and sale contract. The seller’s complaint, as amended, includes a fraud allegation, contends that Bluegreen failed to perform under the terms of the purchase and sale contract and claims entitlement to the full amount in escrow. Bluegreen maintains that its decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and therefore Bluegreen is entitled to a return of the full escrow deposit. A trial date of May 31, 2011 has been set for this matter. Bluegreen believes the seller’s allegations are without merit and intends to vigorously defend this claim.

The Office of the Attorney General for the State of Florida (the "AGSF") has advised Bluegreen that it has accumulated a number of consumer complaints since 2005 against Bluegreen and/or its affiliates related to its timeshare sales and marketing, and has requested that Bluegreen respond on a collective basis as to how it had or would resolve the complaints. Bluegreen has determined that many of these complaints were previously addressed and/or resolved by Bluegreen. The AGSF has also requested that Bluegreen enter into a written agreement in which the parties establish a process and timeframe for determining consumer eligibility for relief (including where applicable monetary restitution, if any). Bluegreen does not believe this matter will have a material effect on Bluegreen's results of operations, financial condition or its sales and marketing activities in Florida.

Bluegreen Southwest One, L.P., (“Southwest”), a subsidiary of Bluegreen, is the developer of the Mountain Lakes subdivision in Texas. A declaratory judgment action was filed against Southwest in Texas state court through which the plaintiffs seek to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. Southwest appealed the trial court’s ruling. On January 22, 2009, the appellate court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. As a result of this decision, no damages or attorneys’ fees are owed to the plaintiffs. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On September 15, 2010, the Court heard oral arguments on whether to reverse or affirm the Appellate Court’s decision. No information is available as to when the Texas Supreme Court will render a decision on appeal. On September 14, 2009, plaintiffs brought suit against Southwest, Bluegreen Southwest Land, Inc. and Bluegreen Communities of Texas, L.P., subsidiaries of Bluegreen, alleging fraud, negligent misrepresentation, breach of contract, and negligence with regards to the Ridgelake Shores subdivision, developed in Montgomery County, Texas, specifically, the usability of the lakes within the community for fishing and sporting and the general level of quality at the community. The lawsuit sought material damages and the payment of costs to remediate the lake. On September 10, 2010, a tentative settlement of this matter was reached pursuant to which Bluegreen agreed to pay $0.3 million to provide for improvements to the fish habitat and general usability of the lake environment. The settlement agreement has since been fully executed and as of December 31, 2010, Bluegreen paid $0.2 million of the agreed upon settlement payment. Bluegreen has accrued the remaining $0.1 million due. Improvements to the lake are ongoing and Bluegreen will disburse the remaining funds as they are needed to complete the improvements.

On September 18, 2008, plaintiffs brought suit against Bluegreen Communities of Georgia, LLC, a Bluegreen subsidiary (“Bluegreen Georgia”), alleging fraud and misrepresentation with regards to the construction of a marina at the Sanctuary Cove subdivision located in Camden County, Georgia. Plaintiffs subsequently withdrew the fraud and misrepresentation counts and filed a count alleging violation of racketeering laws, including mail fraud and wire fraud. On January 25, 2010, plaintiffs filed a second complaint seeking approval to proceed with the lawsuit as a class action on behalf of more than 100 persons claimed to have been harmed by the alleged activities in a similar manner. Bluegreen Georgia has filed a response with the Court in opposition to class certification. Bluegreen Georgia has also filed a Motion to Dismiss the lawsuit which the Court converted to a Motion for Summary Judgment. No decision has yet been made by the Court as to whether they will certify a class or grant Bluegreen Georgia’s Motion. Bluegreen denies the allegations and intends to vigorously defend the lawsuit.

On June 3, 2010, plaintiffs filed suit against Bluegreen Georgia and Sanctuary Cove at St. Andrews Sound Community Association, Inc., alleging breach by Bluegreen Georgia and the community association of a bulk cable TV services contract at Bluegreen's Sanctuary Cove single family residential community being developed in Waverly, Georgia. In its complaint, the plaintiffs alleged that approximately $0.2 million in unpaid bulk cable fees are due from the defendants, and that the non-payment of fees will continue to accrue on a monthly basis. Bluegreen and the community association allege incomplete performance under the contract by the plaintiffs and that the cable system installed was inferior and did not comply with the requirements of the contract. The case went to mediation on September 20, 2010, but no resolution was reached. Both parties have filed Motions for Summary Judgment in connection with the issue whether the Community Association is a proper party under the lawsuit. A hearing date of August 11, 2011 has been set to argue those Motions. The original trial date was postponed in order for Motions to be argued and a new trial date has not yet been set.